As filed with the Securities and Exchange Commission on November 25, 2008
Registration No. 333-64825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMCLONE SYSTEMS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2834797
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
180 Varick Street
New York, NY 10014
Phone: (212) 645-1405
(Address, including zip code, and telephone number, including area code, of principle executive offices)

ImClone Systems Incorporated 1996 Incentive Stock Option Plan, As Amended
ImClone Systems Incorporated 1996 Non-Qualified Stock Option Plan, As Amended
(Full title of the plan)

Andrew K. W. Powell, Esq.
Senior Vice President and General Counsel
180 Varick Street
New York, NY 10014
(646) 638-5078
(Name, address and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

RECENT EVENTS: DEREGISTRATION
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-64825) (the “Registration Statement”) of ImClone Systems Incorporated, a Delaware corporation (“ImClone”).
On November 24, 2008, after completion of a tender offer (the “Offer”) by Alaska Acquisition Corporation (“Purchaser”), a wholly owned subsidiary of Eli Lilly and Company (“Parent”), for all of the issued and outstanding shares of common stock, par value $0.001 per share, and the associated preferred stock purchase rights of ImClone, Purchaser merged with and into ImClone (the “Merger”). Pursuant to the Merger, each outstanding share of ImClone’s common stock not tendered in the Offer (other than the shares of ImClone’s common stock owned by ImClone, Purchaser or Parent or their respective subsidiaries) was converted into the right to receive $70.00 per share in cash. The Merger became effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on November 24, 2008.
In connection with the Merger, ImClone hereby removes from registration all of its securities registered pursuant to the Registration Statement that remain unsold.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of November, 2008.

IMCLONE SYSTEMS INCORPORATED
By:	/s/ ANDREW K.W. POWELL
	Name:	Andrew K.W. Powell
	Title:	Senior Vice President and General Counsel

DATE: November 25, 2008